Exhibit 99.1

MEDIA CONTACT	Charles F. Avery, Jr.

TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE	February 17, 2015

FreightCar America, Inc. Reports Fourth Quarter and Full Year 2014 Results

Highlights

•	Fourth quarter earnings per diluted share of $0.39

•	Fourth quarter revenue of $212.5 million on deliveries of 2,360 units

•	Orders for 3,637 railcars received during the quarter

•	Year-end backlog increased to 14,791 railcars valued at approximately $1.3 billion

Chicago, IL, February 17, 2015 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the fourth quarter ended December 31, 2014, with revenues of $212.5 million and net income of $4.8 million, or $0.39 per diluted share. For the same quarter in 2013, the Company reported revenues of $79.7 million and a net loss of $12.3 million, or $(1.03) per diluted share. Revenues were $190.3 million with net income of $6.4 million, or $0.53 per diluted share, in the third quarter of 2014.

“Overall railcar market conditions continued to be favorable,” said Joe McNeely, President and Chief Executive Officer. “Our backlog increased to over 14,700 railcars, valued at $1.3 billion, on fourth quarter orders of 3,637 railcars. Due to continued progress on our diversification strategy, our backlog consists of over 11,300 new non-coal cars across a broad range of car types. Looking ahead to 2015, operational execution will be key as we start an additional production line at our Shoals facility and anticipate full year deliveries of 9,000 to 10,000 railcars.”

FOURTH QUARTER RESULTS

The Company delivered 2,360 railcars in the fourth quarter of 2014, which included 1,260 new and 1,100 rebuilt railcars. This compares to 1,101 railcars delivered in the fourth quarter of 2013, which included 190 new, 99 used and 812 rebuilt cars. There were 2,354 railcars delivered in the third quarter of 2014, of which 1,554 were new and 800 were rebuilds. Total manufacturing backlog was 14,791 units at December 31, 2014, compared to 6,826 units at December 31, 2013 and 13,514 units at September 30, 2014.

The Manufacturing segment had revenues of $204.5 million in the fourth quarter of 2014, compared to $72.1 million for the same period of 2013 and $181.5 million in the third quarter of 2014. The Manufacturing segment operating income was $13.6 million in the fourth quarter of 2014. This compared to an operating loss of $8.7 million in the fourth quarter of 2013, which included a non-cash impairment charge of $7.6 million related to the Danville facility and $5.3 million related to Shoals start-up, Danville carrying costs and a charge for projected costs in excess of the selling price for an order delivered in 2014. Manufacturing segment operating income was $16.2 million for the third quarter of 2014.

Revenues for the Services segment were $8.0 million in the fourth quarter of 2014, compared to $7.7 million in the fourth quarter of 2013 and $8.8 million in the third quarter of 2014. The Services segment operating income was $1.2 million in the fourth quarter of 2014, compared to an operating loss of $2.4 million in the fourth quarter of 2013, which included a $1.9 million restructuring and impairment charge related to the closure of the Clinton, Indiana facility. Services segment operating income was $1.6 million for the third quarter of 2014, including a $1.1 million gain on the sale of the previously closed Clinton, Indiana, repair shop.

Corporate costs were $7.4 million during the quarter ended December 31, 2014, which included a non-cash pension settlement expense of $1.0 million that was recorded primarily in cost of sales. This compared to $7.0 million in the same quarter of 2013, which included $1.3 million of severance expenses. Corporate costs in the third quarter of 2014 were $6.5 million.

The effective tax rate was 32.5% for the quarter, reflecting a research and development tax credit of $0.8 million.

FULL YEAR RESULTS

Revenues for the fiscal year ended December 31, 2014 were $598.5 million compared to $290.4 million in 2013. Net income in 2014 was $5.9 million, or $0.49 per diluted share, compared to a net loss of $19.3 million, or $(1.61) per diluted share in 2013.

The Manufacturing segment revenues were $562.7 million in 2014 compared to $253.8 million in 2013. Operating income in 2014 for the Manufacturing segment was $32.2 million, compared to an operating loss of $3.4 million in 2013. The 2013 operating loss was primarily driven by $9.5 million related to the start-up of the Shoals facility and the carrying costs associated with our idled Danville facility and the $7.6 million non-cash impairment charge related to the Danville facility. Railcar deliveries totaled 7,102 units (4,012 new and 3,090 rebuilt) for 2014 compared to 3,821 units (992 new, 99 used, 200 leased and 2,530 rebuilt) for 2013.

The Services segment had revenues of $35.8 million in 2014, down slightly from $36.6 million in 2013. Operating income in 2014 for the Services segment was $3.5 million including the $1.1 million gain on the sale of the previously closed Clinton, Indiana repair shop, compared to operating income of $1.2 million in 2013, which included the $1.9 million restructuring and impairment charge related to the closure of the Clinton, Indiana facility.

Corporate costs were $26.2 million for 2014, compared to $21.9 million for 2013. Corporate costs included a non-cash pension settlement expense of $1.0 million in 2014, and the prior year included a benefit from a litigation settlement of $3.9 million, partially offset by $1.3 million of severance charges.

The Company’s effective tax rate was 30.3% for the year ended 2014, compared to 22.3% for the year ended 2013. The income tax provision for 2014 was reduced by a research and development tax credit of $0.8 million. The income tax benefit for 2013 included the recognition of a valuation allowance of $2.3 million against deferred tax assets related to net operating loss carryforwards in certain states and a provision of $2.2 million resulting from changes in effective state tax rates on deferred tax balances.

Cash, cash equivalents, marketable securities and restricted cash of $167.5 million as of December 31, 2014 includes a $43 million customer deposit received in the fourth quarter of 2014. The Company’s $50 million revolving credit facility remains undrawn.

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The Company will host a conference call and live webcast on Wednesday, February 18, 2015 at 11:00 a.m. (Eastern Standard Time) to discuss the Company’s fourth quarter 2014 financial results. To participate in the conference call, please dial (800) 398-9389, Confirmation Number 352882. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 352882

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at 1-888-793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Standard Time) on February 18, 2015 until 11:59 p.m. (Eastern Standard Time) on March 18, 2015. To access the replay, please dial (800) 475-6701. The replay pass code is 352882. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

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FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary and provides railcar maintenance and repairs through its FreightCar Rail Services, LLC subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Hastings, Nebraska; Johnstown, Pennsylvania; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2014	2013
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$113,532	$145,506
Restricted cash and restricted certificates of deposit	6,015	7,780
Marketable securities	47,961	38,988
Accounts receivable, net	4,086	4,034
Inventories, net	82,259	66,340
Inventory on lease	116	16,955
Other current assets	7,057	6,768
Deferred income taxes, net	12,139	11,017

Total current assets	273,165	297,388
Property, plant and equipment, net	43,239	39,396
Railcars available for lease, net	22,897	36,110
Goodwill	22,128	22,128
Deferred income taxes, net	21,553	19,758
Other long-term assets	2,270	2,939

Total assets	$385,252	$417,719

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$34,010	$16,016
Accrued payroll and employee benefits	6,462	3,981
Accrued postretirement benefits	409	413
Accrued warranty	8,742	6,957
Customer deposits	43,977	91,771
Customer advance	—	19,037
Other current liabilities	4,725	9,053

Total current liabilities	98,325	147,228
Accrued pension costs	7,210	845
Accrued postretirement benefits, less current portion	73,474	62,899
Accrued taxes and other long-term liabilities	7,548	4,212

Total liabilities	186,557	215,184

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	100,303	99,265
Treasury stock, at cost	(29,971)	(30,970)
Accumulated other comprehensive loss	(24,017)	(15,132)
Retained earnings	152,253	149,245

Total stockholders’ equity	198,695	202,535

Total liabilities and stockholders’ equity	$385,252	$417,719

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(In thousands, except share and per share data)
Revenues	$212,464	$79,723	$598,518	$290,393
Cost of sales	196,842	79,926	556,175	277,168

Gross profit	15,622	(203)	42,343	13,225
Selling, general and administrative expenses	9,021	7,493	35,317	27,464
Gain on sale of railcars available for lease Restructuring and impairment charges	(750 —)	(14 10,452)	(1,403 —)	(604 10,452)
Gain on sale of assets held for sale	—	—	(1,078)	—

Operating income (loss)	7,351	(18,134)	9,507	(24,087)
Interest expense and deferred financing costs	(223)	(328)	(1,077)	(809)
Other (expense) income	(6)	5	42	64

Income (loss) before income taxes	7,122	(18,457)	8,472	(24,832)
Income tax provision (benefit)	2,316	(6,170)	2,568	(5,537)

Net income (loss)	$4,806	$(12,287)	$5,904	$(19,295)

Net income (loss) per common share – basic	$0.40	$(1.03)	$0.49	$(1.61)

Net income (loss) per common share – diluted	$0.39	$(1.03)	$0.49	$(1.61)

Weighted average common shares outstanding – basic	12,008,819	11,965,056	12,001,587	11,954,238

Weighted average common shares outstanding – Diluted	12,147,416	11,965,056	12,103,520	11,954,238

Dividends declared per common share	$0.06	$0.06	$0.24	$0.24

FreightCar America, Inc.

Condensed Segment Data

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(In thousands)
Revenues:
Manufacturing	$204,471	$72,055	$562,719	$253,777
Services	7,993	7,668	35,799	36,616

Consolidated revenues	$212,464	$79,723	$598,518	$290,393

Operating income (loss):
Manufacturing	$13,566	$(8,737)	$32,150	$(3,361)
Services	1,226	(2,447)	3,503	1,161
Corporate	(7,441)	(6,950)	(26,146)	(21,887)

Consolidated operating income (loss)	$7,351	$(18,134)	$9,507	$(24,087)

FreightCar America, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Twelve Months Ended December 31,
	2014	2013
	(In thousands)
Cash flows from operating activities
Net income (loss)	$5,904	$(19,295)
Adjustments to reconcile net income (loss) to net cash flows used in operating activities:
Restructuring and impairment charges	—	10,452
Depreciation and amortization	10,069	10,077
Gain on sale of railcars available for lease	(1,403)	(604)
Gain on sale of assets held for sale	(1,078)	—
Other non-cash items, net	996	575
Deferred income taxes	1,991	(5,721)
Stock-based compensation expense recognized	2,084	2,289
Changes in operating assets and liabilities:
Accounts receivable	(52)	8,953
Inventories	(16,248)	7,455
Inventory on lease	16,839	(16,955)
Other assets	(1,142)	527
Accounts and contractual payables	16,379	(17,575)
Customer deposits and other current liabilities	(48,959)	57,228
Other changes in working capital	495	1,190
Accrued pension costs and accrued postretirement benefits	8,099	(6,353)

Net cash flows (used in) provided by operating activities	(6,026)	32,243

Cash flows from investing activities
Restricted cash deposits	(1,017)	(3,175)
Restricted cash withdrawals	4,192	14,700
Purchase of restricted certificates of deposit	(1,410)	(4,605)
Purchase of securities held to maturity	(68,956)	(59,963)
Proceeds from securities held to maturity	60,002	63,000
Proceeds from sale of property, plant and equipment, assets held for sale and railcars available for lease	15,785	6,741
Purchases of property, plant and equipment	(11,802)	(17,317)

Net cash flows used in investing activities	(3,206)	(619)

Cash flows from financing activities
Deferred financing costs	—	(336)
Stock option exercise	151	193
Employee restricted stock settlement	(225)	(98)
Excess tax benefit from stock-based compensation	27	—
Cash dividends paid to stockholders	(2,896)	(2,889)
Change in customer advance for the production of leased railcars	(19,799)	18,503

Net cash flows (used in) provided by financing activities	(22,742)	15,373

Net (decrease) increase in cash and cash equivalents	(31,974)	46,997
Cash and cash equivalents at beginning of period	145,506	98,509

Cash and cash equivalents at end of period	$113,532	$145,506